UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

December 9, 2009

Date of report (date of earliest event reported)

LPL Investment Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-52609	20-3717839
(State or other jurisdictions of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Nos.)

One Beacon Street, Floor 22

Boston MA 02108

(Address of principal executive offices) (Zip Code)

(617) 423-3644

(Registrant’s telephone number, including area code)

N/A

(Former Name or Former Address, if Changed since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrants under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 9, 2009, LPL Investment Holdings Inc. (the “Company”) entered into Amendment No. 1 to its Credit Agreement (as defined below) (the “Credit Agreement Amendment”) amending certain provisions of the Second Amended and Restated Credit Agreement, dated as of June 18, 2007 (the “Credit Agreement”), among the Company, LPL Holdings, Inc., a Massachusetts corporation (the “Borrower”), the lending institutions from time to time parties thereto, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole book runner and syndication agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley & Co., as Collateral Agent.

The Credit Agreement Amendment gives the Borrower the ability in the future to replace at least a portion of its existing revolver and/or term loans with longer dated tranches. The Credit Agreement Amendment also gives the Borrower the ability to issue debt outside of the Credit Agreement (for example, bonds) to refinance debt outstanding under the Credit Agreement.  In addition, the Credit Agreement Amendment adds an exception to the general requirement to pledge subsidiary stock in the event such pledge would be prohibited by applicable law or other contractual obligations.

A copy of the Credit Agreement Amendment is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference as though it was fully set forth herein.  The foregoing summary description of the Credit Agreement Amendment and the transactions contemplated thereby are not intended to be complete, and are qualified in their entirety by the complete text of the Credit Agreement Amendment, a copy of which is attached hereto.

Item 9.01.  Financial Statements and Exhibits

(d)  Exhibits.

10.1                           Amendment No. 1 dated as of December 9, 2009 to the Second Amended and Restated Credit Agreement, dated as of June 18, 2007, among LPL Investment Holdings, Inc., a Delaware corporation, LPL Holdings, Inc., a Massachusetts corporation, the lending institutions from time to time parties thereto, Goldman Sachs Credit Partners L.P., as sole lead arranger, sole book runner and syndication agent, Morgan Stanley Senior Funding, Inc., as Administrative Agent, and Morgan Stanley & Co., as Collateral Agent.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LPL INVESTMENT HOLDINGS INC.

	By:	/s/ Robert J. Moore
Name: Robert J. Moore
Title: Chief Financial Officer

Dated: December 11, 2009